As filed with the Securities and Exchange Commission on March 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1223280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Address of principal executive offices, including zip code)

STOCK INCENTIVE PLAN OF COSTCO WHOLESALE CORPORATION

(Full title of the plan)

Richard J. Olin

John Sullivan

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

J. Sue Morgan

Andrew B. Moore

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.005 par value per share	2,864,800	$101.505	$290,791,524	$39,664

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the employee benefit plan described herein as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. The proposed maximum offering price per share is estimated to be $101.505, based on the average of the high sales price ($102.010) and the low sales price ($101.000) for the registrant’s common stock as reported by the NASDAQ Stock Market on March 18, 2013.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Costco Wholesale Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a) the Registrant’s annual report on Form 10-K for the year ended September 2, 2012, filed on October 19, 2012, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) the Registrant’s quarterly reports on Form 10-Q for the periods ended November 25, 2012, filed on December 21, 2102, and February 17, 2013, filed on March 20, 2013, which contain unaudited interim financial statements;

(c) the Registrant’s current reports on Form 8-K filed on November 1, 2012, November 29, 2012, December 3, 2012, December 10, 2012, December 12, 2012, January 25, 2013, January 31, 2013, and March 12, 2013 and the Registrant’s current reports on Form 8-K/A filed on December 13, 2012 and February 1, 2013 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(d) the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 30, 1985, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Washington law provides that directors of a corporation shall not be personally liable for reasonable expenses incurred in the wholly successful defense of a proceeding to which the director was a party because of being a director. Washington law provides further that directors may be indemnified against liability incurred in a proceeding to which they are a party because of being a director so long as the director acted in good faith; the director reasonably believed, in the case of conduct in the director’s official capacity, that his or her conduct was in the corporation’s best interests or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation; and in the case of a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

Directors generally may not, however, be indemnified in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; in connection with any other proceeding in which the director was adjudged liable for receiving improper personal benefit; for acts or omissions of the director that involve intentional misconduct or knowing violation of law; or for unlawful distributions to shareholders.

The Registrant’s amended and restated articles of incorporation and the Registrant’s bylaws provide that the Registrant will indemnify its directors to the fullest extent permitted by law. The Registrant’s bylaws also permit it to secure insurance, at the Registrant’s expense, on behalf of any officer or director for any expense, liability or loss arising out of his or her actions in connection with his or her services to the Registrant, regardless of whether the Washington Business Corporation Act would permit indemnification of such expense, liability or loss.

The Registrant has entered into agreements to indemnify its directors and certain of its officers to the fullest extent allowed under Washington law. These agreements provide, among other things, that the Registrant will indemnify its directors and certain of its officers for losses, claims, damages, liabilities or expenses (including attorneys’ fees, judgments, fines, penalties, settlements and other expenses incurred in connection with an indemnifiable proceeding) that the individual party became legally obligated to pay in connection with any claim made by reason of his or her conduct as director, officer, employee or agent of the Registrant, including any action taken while serving in such a capacity for another enterprise at the Registrant’s request. The Registrant has also obtained directors’ and officers’ liability insurance.

The indemnification provisions in the Registrant’s amended and restated articles of incorporation, bylaws and any indemnity agreements the Registrant may enter into with its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

4.2*	Sixth Restated 2002 Stock Incentive Plan. Incorporated by reference from Exhibit 4.2 to the Form 8-K filed January 31, 2012.

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page of this registration statement).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on March 20, 2013.

COSTCO WHOLESALE CORPORATION

By:	/S/ W. CRAIG JELINEK
Name:	W. Craig Jelinek
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard A. Galanti and John Sullivan, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on March 20, 2013.

Signature	Title

/S/ W. CRAIG JELINEK W. Craig Jelinek	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ JEFFREY H. BROTMAN Jeffrey H. Brotman	Chairman of the Board of Directors

/S/ RICHARD A. GALANTI Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/S/ DAVID S. PETTERSON David S. Petterson	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/S/ BENJAMIN S. CARSON, SR., MD Dr. Benjamin S. Carson, Sr., M.D.	Director

/S/ SUSAN L. DECKER Susan L. Decker	Director

/S/ DANIEL J. EVANS Daniel J. Evans	Director

/S/ WILLIAM H. GATES William H. Gates	Director

/S/ HAMILTON E. JAMES Hamilton E. James	Director

Signature	Title

/S/ RICHARD M. LIBENSON Richard M. Libenson	Director

/S/ JOHN W. MEISENBACH John W. Meisenbach	Director

/S/ CHARLES T. MUNGER Charles T. Munger	Director

/S/ JEFFREY S. RAIKES Jeffrey S. Raikes	Director

/S/ JILL S. RUCKELSHAUS Jill S. Ruckelshaus	Director

/S/ JAMES D. SINEGAL James D. Sinegal	Director

EXHIBIT INDEX

Exhibit Number	Description of Document

4.2*	Sixth Restated 2002 Stock Incentive Plan. Incorporated by reference from Exhibit 4.2 to the Form 8-K filed January 31, 2012.

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature page of this registration statement).